UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

WEX INC.
(Name of Registrant as Specified In Its Charter)

IMPACTIVE CAPITAL MASTER FUND LP

IMPACTIVE CAPITAL LP

IMPACTIVE CAPITAL LLC

IMPACTIVE ZEPHYR FUND LP

IMPACTIVE SIERRA FUND LP

LAUREN TAYLOR WOLFE

CHRISTIAN ASMAR

KURT P. ADAMS

ELLEN R. ALEMANY

ALEMANY OCTOBER 2025 GRAT NO. 1

KENNETH L. CORNICK

CORNICK FAMILY INVESTOR, LLC

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Impactive Capital Master Fund LP (“Impactive Capital Master Fund”), together with the other participants named herein (collectively, “Impactive”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2026 annual meeting of stockholders (the “Annual Meeting”) of WEX Inc., a Delaware corporation (the “Company”).

On February 9, 2026, Impactive issued the following press release:

Impactive Capital Nominates Four Candidates to WEX Board

Contends Board Level Change is Required to Address Alarming Share Price Underperformance, Culture of Entrenchment and Widening Valuation Gap Versus Its Closest Peer

Nominees Kurt Adams, Ellen Alemany, Ken Cornick and Lauren Taylor Wolfe Each Bring an Owner’s Perspective and the Relevant Industry Experience to Strengthen Strategic Oversight, Enhance Capital Allocation and Improve Operational Performance

Nominees Have Demonstrated Conviction in WEX’s Value Potential and Personally Purchased More Shares Than the Entire Incumbent Board Over the Past Nine Years

New York, NY – February 9, 2026 – Impactive Capital, LP, (“Impactive” or “we”) together with its affiliates, one of the largest shareholders of WEX Inc. (NYSE: WEX) (the “Company” or “WEX”) with an ownership interest of approximately 5.0%, today announced that it has nominated four candidates – Kurt Adams, Ellen Alemany, Ken Cornick and Lauren Taylor Wolfe – for election to the WEX Board of Directors (the “Board”) at the upcoming 2026 annual meeting of stockholders (the “annual meeting”).

Impactive issued the following statement:

“As one of WEX’s largest and most committed investors, Impactive is fully aligned with the success of the Company. This is why for the past four years we have repeatedly sought to engage constructively with the Board to help close the gap between WEX’s intrinsic value and its stock price. Despite our best efforts, the Board has continued to dismiss our view that WEX’s long-term owners deserve meaningful representation in the boardroom to hold management accountable and drive improved operating performance. Without oversight by shareholders, the outcomes have been both predictable and deeply disappointing, and the widening gap versus its closest peer, Corpay, Inc. (NYSE: CPAY), is increasingly alarming. Over the last five years, WEX has trailed Corpay by 58% and underperformed the S&P MidCap 400 by 76%.1 More recently, over the past three years, it has underperformed Corpay by 81% and the S&P MidCap 400 by 52%.

1 Source: FactSet. Total shareholder returns with dividends reinvested as of February 6, 2026.

Shareholders have spent years calling on the Board to implement steps such as holding management accountable for returns on internal and external investments, disciplined pricing, cost efficiency and business simplification to improve returns and unlock shareholder value. Instead, the Board has pursued M&A with questionable strategic fit, adding cost and complexity, and approved internal investments that have not generated any quantifiable returns. These failures have had a tangible impact: WEX’s operating margins trailed its closest peer Corpay by over 18 points in 2025, and the gap has only been widening.2 Since 2024, management has celebrated the “success” of sales and marketing investments, despite WEX delivering 80% lower organic growth and half the operating margins of Corpay. The Board’s prolonged failure to hold management accountable has allowed underperformance to become the status quo.

After we raised our concerns publicly and disclosed our intention to vote against three directors at the 2025 annual meeting, shareholders delivered a clear vote of no confidence. CEO and Chair Melissa Smith and two other incumbent directors, including the outgoing Lead Independent Director, were rejected by over 30% of voting shareholders. Among S&P MidCap 400 director elections in 2025, support for these three directors was in the bottom 1%.3

Shareholders have spoken. We cannot afford another year of value destruction under a Board that appears determined to avoid accountability and is unwilling to act with urgency. That is why we have nominated four highly qualified candidates who can bring fresh perspectives and relevant expertise to restore investor confidence and create value for shareholders.

Our nominees, who have already taken steps to align themselves with shareholders by collectively personally purchasing more shares in recent months than the entire incumbent Board over the past nine years, are:

•	Kurt Adams, a technology executive with more than 25 years of experience leading and driving growth strategies for corporate payments and health benefits platforms across public companies and within a major financial services organization.
•	Ellen Alemany, a veteran financial services CEO with more than 45 years of industry experience and deep expertise in governance, strategy and operational execution from her numerous senior executive and board roles.
•	Ken Cornick, a technology and finance expert with the entrepreneurial perspective of a founder and proven track record overseeing capital allocation and operations in the global tech sector.
•	Lauren Taylor Wolfe, a long-term and significant shareholder representative with extensive experience in investment management, capital allocation and corporate governance.

By electing these nominees, shareholders will be adding to the Board independent, objective directors with the skills, experience and shareholder-aligned perspectives to help the Company realize its value potential for all stakeholders.

We look forward to engaging with our fellow shareholders in the near-term.”

Full Biographies of Impactive’s Nominees

Kurt Adams

Kurt has directly relevant fintech, payments and HSA industry expertise and a strong track record of developing and executing successful growth strategies that we believe would be extremely additive to WEX’s Board.

•	Current CEO of IPC Systems, Inc., a provider of network services and trading communications technology for financial institutions, since 2024.
•	Served as CEO of Optum Financial, Inc., a payments and financial services subsidiary of UnitedHealth Group Inc. (NYSE: UNH), and a board member of Optum’s affiliated bank from 2019 to 2024.
•	Served as Group President of the Corporate Payments division of a WEX peer, Fleetcor Technologies, Inc. (n/k/a Corpay, Inc., NYSE: CPAY), from 2015 to 2019.

2 WEX’s GAAP operating margin gap versus CPAY, adjusted for net gain on dispositions, was 15.8 points in 2024, 18.2 points in 2025, and consensus expects 18.7 points in 2026. WEX’s operating margin fell from 26.1% in 2024 to 25.0% in 2025, while CPAY’s margin rose from 41.9% to 43.1%.

3 Percentile calculated based on stockholder support in 2,936 director elections at S&P MidCap 400 companies in 2025.

Ellen Alemany

Ellen has decades of executive leadership experience along with deep expertise in strategy, corporate governance and capital allocation that we believe would be highly additive to WEX’s Board.

•	Current director of First Citizens BancShares, Inc. (NASDAQ: FCNCA) and member of the risk committee since 2022.
•	Served as chairwoman and CEO of CIT Group from 2016 to 2022, where she oversaw a multi-year strategic transformation and merger with First Citizens.
•	Served as head of management structure from 2007 to 2013 at the Royal Bank of Scotland (RBS) Americas and chairwoman and CEO of its subsidiary, RBS Citizens Financial Group, Inc.
•	Served in various roles of escalating seniority from 1987 to 2007 at Citigroup Inc., culminating as CEO of Global Transaction Services.
•	Served as a director on the boards of Fidelity National Information Services, Inc. (NYSE: FIS), Automatic Data Processing, Inc. (NASDAQ: ADP), Dun & Bradstreet Holdings, Inc. (formerly NYSE: DNB) and as a director on the Federal Reserve’s Federal Advisory Council.

Ken Cornick

Ken has strong financial acumen and extensive experience driving operational, capital allocation and profitability improvements that we believe would be extremely additive to WEX’s Board.

•	Current director on the board of Clarivate Plc (NYSE: CLVT) since July 2025 and chair of the audit committee.
•	Co-founder of Clear Secure, Inc. (NYSE: YOU) where he served in senior roles including president, CFO and board member from 2010 to 2025.
•	Served as a partner at Arience Capital, a value-oriented hedge fund investing across a wide variety of industries, from 2003 to 2009.

Lauren Taylor Wolfe

Lauren has the necessary perspective as a long-term and significant shareholder representative, as well as extensive capital allocation, corporate governance and investment expertise that we believe would be highly additive to WEX’s Board.

•	Co-founder and managing partner of Impactive Capital, one of the largest shareholders of WEX, since 2018.
•	Served as managing director at investment firm Blue Harbour Group, leading investments in the technology, consumer and business and healthcare services industries from 2007 to 2018.
•	Served as a director on the boards of HD Supply Holdings, Inc. (formerly NASDAQ: HDS) from 2017 until its sale in 2020, and Envestnet, Inc. (formerly NYSE: ENV) from 2023 until its merger in 2024.

Contact:
info@impactivecapital.com

Longacre Square Partners
impactive@longacresquare.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Impactive Capital Master Fund LP (“Impactive Capital Master Fund”), together with the other participants named herein (collectively, “Impactive”), intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Impactive’s slate of highly qualified director nominees at the 2026 annual meeting of stockholders of WEX Inc., a Delaware corporation (the “Company”).

IMPACTIVE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Impactive Capital Master Fund, Impactive Sierra Fund LP (“Impactive Sierra”), Impactive Zephyr Fund LP (“Impactive Zephyr” and together with Impactive Capital Master Fund and Impactive Sierra, the “Impactive Funds”), Impactive Capital LP (“Impactive Capital”), Impactive Capital LLC (“Impactive Capital GP”), Christian Asmar, Lauren Taylor Wolfe, Alemany October 2025 GRAT No. 1 (“Alemany Trust”), Cornick Family Investor, LLC (“Cornick Family Investor”), Kurt P. Adams, Ellen R. Alemany and Kenneth L. Cornick.

As of the date hereof, Impactive Capital Master Fund holds 1,341,381 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). As of the date hereof, Impactive Sierra holds 313,261 shares of Common Stock. As of the date hereof, Impactive Zephyr holds 52,611 shares of Common Stock. Impactive Capital, as the investment manager of the Impactive Funds, may be deemed to beneficially own the 1,707,253 shares of Common Stock held by the Impactive Funds. Impactive Capital GP, as the general partner of Impactive Capital, may be deemed to beneficially own the 1,707,253 shares of Common Stock held by the Impactive Funds. Each of Mr. Asmar and Ms. Taylor Wolfe, as managing members of Impactive Capital GP, may be deemed to beneficially own the 1,707,253 shares of Common Stock held by the Impactive Funds. As of the date hereof, Alemany Trust directly beneficially owns 6,000 shares of Common Stock. Ms. Alemany, as trustee of Alemany Trust, may be deemed to beneficially own the 6,000 shares of Common Stock directly beneficially owned by Alemany Trust. As of the date hereof, Cornick Family Investor directly beneficially owns 7,000 shares of Common Stock. Mr. Cornick, as the manager of Cornick Family Investor, may be deemed to beneficially own the 7,000 shares of Common Stock directly beneficially owned by Cornick Family Investor. As of the date hereof, Mr. Adams does not beneficially own any shares of Common Stock.